Exhibit 99.1

Contact: Sheila Davis – PR/IR Mgr. - 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS

FOR THIRD QUARTER AND FIRST 40 WEEKS FISCAL YEAR 2008

FOREST CITY, IOWA, June 20, 2008 – Winnebago Industries, Inc. (NYSE:WGO) today reported financial results for the Company’s third quarter and first 40 weeks of fiscal year 2008 ended May 31, 2008.

Revenues for the quarter were $139.7 million, a decrease of 39.7 percent, compared to revenues of $231.7 million for the third quarter last fiscal year. The Company reported an operating loss of $6.9 million for the quarter, compared to operating income of $14.7 million for the third quarter of fiscal 2007. During the third quarter, tax benefits of $8.9 million were recorded that related to favorable settlements of uncertain tax positions, a reduction of the effective tax rate due to lower year-to-date pre-tax income, and tax planning initiatives. Net income for the third quarter was $3.0 million, a decrease of 73.3 percent compared to net income of $11.3 million for the third quarter of fiscal 2007. On a diluted per share basis, the Company had net income of 10 cents a share for the third quarter of fiscal 2008, compared to 35 cents per share for the third quarter last fiscal year.

The third quarter was negatively impacted by lower motor home deliveries which resulted in a significant reduction in production and very low absorption of fixed costs, a decline in the average selling price of the Company’s motor homes due to a higher mix of lower priced Class C motor home deliveries including increased rental unit sales, and increased wholesale and retail promotions.

Revenues for the first 40 weeks of fiscal 2008 were $519.1 million, a decrease of 17.9 percent compared to $632.5 million for the first 39 weeks of fiscal 2007. Operating income was $9.1 million for the first 40 weeks of fiscal 2008, compared to $34.2 million for the first 39 weeks of fiscal 2007. Net income for the first 40 weeks of fiscal 2008 was $15.5 million, a decrease of 42.1 percent compared to $26.7 million for the first 39 weeks of fiscal 2007. On a diluted per share basis, the Company earned 53 cents a share for the first 40 weeks of fiscal 2008, compared to 84 cents a share for the first 39 weeks of fiscal 2007.

“The motor home market has changed significantly in the past year, with dramatic declines in the past few months,” said Winnebago Industries’ Chairman, CEO and President Bob Olson. “Discretionary purchases have declined in the United States as the country is faced with unstable fuel prices, consumer confidence at 16-year lows and a tighter credit environment. Industry-wide, the motor home market has faced double digit retail sales percentage declines for eight of the last nine consecutive months. Statistical Surveys, Inc., a retail reporting service for the RV industry, recently reported a decrease in retail sales of Class A and C motor homes of 26.1 percent for the first four months of calendar 2008, with a decline of over 30 percent in both March and April, which are typically some of the seasonally strongest months. On a wholesale basis, industry forecasts indicate volumes will decline to levels that haven’t been seen since calendar 1991.”

“It is an understatement to say that we were not pleased with our operating results in the third quarter,” said Olson. “As recently announced, in order to better position ourselves for the declining motor home market, we will idle our Charles City Manufacturing Facility by August 1, 2008 and transfer Class C motor home production to the Forest City campus. Also, additional consolidation opportunities are currently being undertaken to continue to reduce our overhead cost structure. This will result in an estimated fourth quarter restructuring charge of $2.5 to $5.5 million, primarily dependent upon the amount of the potential impairment of the Charles City Manufacturing Facility.”

“Our Dealer Days event was held in May in Las Vegas and we were pleased with the positive reaction to the introduction of our new 2009 Winnebago, Itasca and ERA products,” said Olson. “The new fuel-efficient ERA Class B continues to be very well received by both dealers and retail customers.

“Overall, our dealer partners continue to be very cautious with their inventory levels. While dealer inventory of Winnebago Industries’ products have been reduced by 10.3 percent during the quarter, our dealers continue to emphasize reducing inventories and increasing turn rates for their dealerships, which is evident from the dramatic decline in our current sales order backlog.”

Winnebago Industries will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Friday, June 20, 2008. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries

Winnebago Industries, Inc. is a leading U.S. manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and ERA brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to the effect of global tensions, declines in consumer confidence, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis or other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new products introduced by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

Winnebago Industries, Inc.

Unaudited Consolidated Statements of Income

(In thousands, except percent and per share data)

	Quarter Ended
	May 31, 2008		May 26, 2007
		%		%
Net revenues	$139,736	100.0	$231,692	100.0
Cost of goods sold	137,112	98.1	205,436	88.7
Gross profit	2,624	1.9	26,256	11.3
Operating expenses
Selling	5,085	3.6	5,511	2.4
General and administrative	4,442	3.2	6,086	2.6
Total operating expenses	9,527	6.8	11,597	5.0
Operating (loss) income	(6,903)	(4.9)	14,659	6.3
Financial income	1,053	0.7	1,799	0.8
(Loss) income before income taxes	(5,850)	(4.2)	16,458	7.1
(Credit) provision for taxes	(8,850)	(6.3)	5,205	2.2
Net income	$3,000	2.1	$11,253	4.9
Income per common share:
Basic	$0.10		$0.36
Diluted	$0.10		$0.35
Weighted average common shares outstanding
Basic	29,013		31,524
Diluted	29,048		31,761

	40 Weeks Ended May 31, 2008		39 weeks Ended May 26, 2007
		%		%
Net revenues	$519,081	100.0	$632,471	100.0
Cost of goods sold	478,648	92.2	565,866	89.5
Gross profit	40,433	7.8	66,605	10.5
Operating expenses
Selling	14,948	2.9	14,553	2.3
General and administrative	16,350	3.1	17,893	2.8
Total operating expenses	31,298	6.0	32,446	5.1
Operating income	9,135	1.8	34,159	5.4
Financial income	3,529	0.6	4,964	0.8
Income before income taxes	12,664	2.4	39,123	6.2
(Credit) provision for taxes	(2,815)	(0.6)	12,402	2.0
Net income	$15,479	3.0	$26,721	4.2
Income per common share:
Basic	$0.53		$0.85
Diluted	$0.53		$0.84
Weighted average common shares outstanding
Basic	29,116		31,411
Diluted	29,183		31,697

Winnebago Industries, Inc.

Unaudited Consolidated Condensed Balance Sheets

(In thousands)

	May 31, 2008	Aug. 25, 2007
ASSETS
Current assets:
Cash and cash equivalents	$46,200	$6,889
Short-term investments	—	102,650
Receivables, net	10,132	30,285
Inventories	110,960	101,208
Prepaid and other	3,257	3,981
Deferred income taxes	11,967	12,687
Total current assets	182,516	257,700

Long-term investments	40,148	—
Property and equipment, net	46,472	51,389
Deferred income taxes	24,970	19,856
Investment in life insurance	20,094	20,015
Other assets	17,395	17,550
Total assets	$331,595	$366,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,092	$35,286
Income taxes payable	1,939	4,252
Accrued expenses	42,986	49,299
Total current liabilities	65,017	88,837

Long-term liabilities:
Unrecognized tax benefits	8,803	—
Postretirement health care and deferred compensation benefits, net of current portion	69,750	69,319
Total long-term liabilities	78,553	69,319

Stockholders’ equity	188,025	208,354
Total liabilities and stockholders’ equity	$331,595	$366,510

Winnebago Industries, Inc.

Unaudited Condensed Statement of Cash Flows

(In thousands)

	40 Weeks Ended May 31, 2008	39 Weeks Ended May 26, 2007
Operating activities:
Net income	$15,479	$26,721
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,583	7,942
Stock-based compensation	3,617	4,374
Postretirement benefit income and deferred compensation expense	1,065	1,154
Deferred income taxes	4,070	(6,165)
Increase in cash surrender value of life insurance policies	(596)	(585)
Excess tax benefit from stock-based compensation	(89)	(1,926)
Other	132	54
Change in assets and liabilities:
Inventories	(9,752)	(13,781)
Receivables and prepaid assets	20,812	(1,423)
Income taxes payable	(8,871)	1,391
Accounts payable and accrued expenses	(21,868)	8,372
Postretirement and deferred compensation benefits	(1,123)	(980)
Net cash provided by operating activities	10,459	25,148

Investing activities:
Purchases of investments	(228,069)	(238,649)
Proceeds from the sale or maturity of investments	288,119	223,649
Purchases of property and equipment	(3,025)	(3,677)
Other	(619)	904
Net cash provided by (used in) investing activities	56,406	(17,773)

Financing activities:
Payments for purchase of common stock	(17,767)	(20,548)
Payments of cash dividends	(10,509)	(9,412)
Proceeds from exercise of stock options	633	7,636
Excess tax benefit from stock-based compensation	89	1,926
Net cash used in financing activities	(27,554)	(20,398)

Net increase (decrease) in cash and cash equivalents	39,311	(13,023)

Cash and cash equivalents at beginning of period	6,889	24,934

Cash and cash equivalents at end of period	$46,200	$11,911

Winnebago Industries, Inc.

Unaudited Motor Home Deliveries

	Quarter Ended		Change
	May 31, 2008	May 26, 2007	Units	%
Motor home unit deliveries
Class A Gas	457	904	(447)	(49.5)
Class A Diesel	151	397	(246)	(62.0)
Total Class A	608	1,301	(693)	(53.3)
Class B	47	—	47	—
Class C	972	1,268	(296)	(23.3)
Total deliveries	1,627	2,569	(942)	(36.7)

			Change
	40 Weeks Ended May 31, 2008	39 Weeks Ended May 26, 2007	Units	%
Motor home unit deliveries
Class A Gas	1,844	2,562	(718)	(28.0)
Class A Diesel	801	1,168	(367)	(31.4)
Total Class A	2,645	3,730	(1,085)	(29.1)
Class B	48	—	48	—
Class C	2,786	3,151	(365)	(11.6)
Total deliveries	5,479	6,881	(1,402)	(20.4)

Winnebago Industries, Inc.

Unaudited Backlog and Dealer Inventory

(Units)

	As of		Change
	May 31, 2008	May 26, 2007	Units	%
Sales order backlog
Class A Gas	280	907	(627)	(69.1)
Class A Diesel	136	409	(273)	(66.7)
Total Class A	416	1,316	(900)	(68.4)
Class B	216	—	216	—
Class C	515	1,059	(544)	(51.4)
Total backlog*	1,147	2,375	(1,228)	(51.7)

Total approximate revenue dollars (in thousands)	$93,927	$207,569	$(113,642)	(54.7)

Dealer inventory	4,341	4,604	(263)	(5.7)

* The Company includes in its backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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